Exhibit 99.1

Third Quarter Pre-Tax Income of $90.6 million and Diluted EPS of $4.90

Book Value Per Share Increased to $63.41

Gross Loss Ratio of 22.0%

Tampa, Fla. – November 6, 2025 – HCI Group, Inc. (NYSE:HCI), reported pre-tax income of $90.6 million and net income of $67.9 million for the third quarter of 2025 compared with pre-tax income of $14.1 million and net income of $9.4 million for the third quarter of 2024. Net income after noncontrolling interests was $65.5 million compared with $5.7 million in the third quarter of 2024. Diluted earnings per share were $4.90 in the third quarter of 2025, compared with $0.52 in the third quarter of 2024.

Management Commentary

“This was another strong quarter, marked by solid profitability, industry-leading net combined ratios, and meaningful growth in book value per share,” said HCI Group Chairman and Chief Executive Officer Paresh Patel. “Most importantly, we progressed our initiative to unlock shareholder value and establish Exzeo as an independent, publicly traded entity which was achieved earlier this week.”

Third Quarter 2025 Commentary

Gross premiums earned in the third quarter of 2025 increased by 13.4% to $301.1 million from $265.5 million in the third quarter of 2024 as a result of a higher volume of policies in force.

Premiums ceded for reinsurance in the third quarter of 2025 were $106.1 million compared with $109.7 million in the third quarter of 2024.

Losses and loss adjustment expenses in the third quarter of 2025 were $66.2 million compared with $105.7 million in the third quarter of 2024. Losses and loss adjustment expenses in the third quarter of 2024 included net losses of $40.0 million from Hurricane Helene. The gross loss ratio was 22.0% in the third quarter of 2025 compared with 39.8% in the third quarter of 2024, reflecting the lower catastrophic event activity as well as lower claim frequency on other non-catastrophic claims.

Policy acquisition and other underwriting expenses in the third quarter of 2025 were $31.7 million compared with $26.1 million in the third quarter of 2024. The increase was driven by a higher volume of premiums in force.

General and administrative personnel expenses in the third quarter of 2025 increased to $20.8 million from $19.2 million in the third quarter of 2024. The increase was primarily attributable to an increase in incentive compensation.

Interest expense in the third quarter of 2025 decreased to $1.0 million from $3.4 million for the third quarter of 2024 as a result of the conversion of the 4.75% Convertible Senior Notes during the second quarter of 2025.

Other operating expenses in the third quarter of 2025 decreased to $6.1 million from $6.8 million in the third quarter of 2024. The decrease was primarily attributable to a decrease in bank service charges and other miscellaneous operating expenses.

Year-to-Date 2025 Results

For the nine months ended September 30, 2025, the Company reported pre-tax income of $285.3 million and net income of $212.4 million compared with pre-tax income of $167.5 million and net income of $123.4 million for the nine months ended September 30, 2024. Net income after noncontrolling interests was $201.4 million compared with $107.4 million for the nine months ended September 30, 2024. Diluted earnings per share were $15.47 for the nine months ended September 30, 2025, compared with $8.59 for the nine months ended September 30, 2024.

Gross premiums earned for the nine months of 2025 increased by 15.1% to $904.1 million from $785.7 million in the same period of 2024 as a result of a higher volume of policies in force.

Premiums ceded for reinsurance for the nine months of 2025 were $308.2 million compared with $254.5 million for the nine months of 2024. The increase was primarily attributable to growth in the number of policies in force and total insured value.

Losses and loss adjustment expenses for the nine months of 2025 were $189.9 million compared with $264.0 million for the nine months of 2024. Losses and loss adjustment expenses in the nine months ended of 2024 included net losses of $40.0 million from Hurricane Helene. The gross loss ratio for the nine months of 2025 was 21.0% compared to 33.6% for the nine months of 2024, reflecting the lower catastrophic event activity as well as lower claim frequency on other non-catastrophic claims.

Policy acquisition and other underwriting expenses for the nine months of 2025 were $89.5 million compared with $71.7 million for the nine months of 2024. The increase was driven by a higher volume of premiums in force.

General and administrative personnel expenses for the nine months of 2025 increased to $61.3 million from $52.9 million for the nine months of 2024. The increase was primarily attributable to an increase in stock-based and other incentive compensation, and employee health benefits.

Interest expense for the nine months of 2025 decreased to $8.1 million from $10.0 million for the nine months of 2024 as a result of the conversion of the 4.75% Convertible Senior Notes during the second quarter of 2025.

Other operating expenses for the nine months of 2025 decreased to $20.6 million from $22.0 million for the nine months of 2024. The decrease was primarily due to a decrease in bank service charges and other miscellaneous operating expenses; partially offset by a $1.1 million debt conversion charge in connection with the conversion of our 4.75% Convertible Senior Notes during the second quarter of 2025.

Conference Call

HCI Group will hold a conference call later today, November 6, 2025, to discuss these financial results. Chairman and Chief Executive Officer Paresh Patel, Chief Operating Officer Karin Coleman and Chief Financial Officer Mark Harmsworth will host the call starting at 4:45 p.m. Eastern time.

Interested parties can listen to the live presentation by dialing the listen-only number below or by clicking the webcast link available on the Investor Information section of the company's website at www.hcigroup.com.

Listen-only toll-free number: (877) 545-0320

Listen-only international number: (973) 528-0002

Entry Code: 310078

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

A replay of the call will be available by telephone after 8:00 p.m. Eastern time on the same day as the call and via the Investor Information section of the HCI Group website at www.hcigroup.com through November 6, 2026.

Toll-free replay number: (877) 481-4010

International replay number: (919) 882-2331

Replay ID: 53155

About HCI Group, Inc.

HCI Group, Inc. is a holding company with two distinct operating units. The first unit includes four top-performing insurance companies, a captive reinsurance company, and operations in claims management and real estate. The second unit, called Exzeo Group, is a leading innovator of insurance technology that utilizes advanced underwriting algorithms and data analytics. Exzeo empowers property and casualty insurers to transform underwriting outcomes and achieve industry-leading results.

HCI's common shares trade on the New York Stock Exchange under the ticker symbol "HCI" and are included in the Russell 2000 and S&P SmallCap 600 Index. HCI Group, Inc. regularly publishes financial and other information in the Investor Information section of the company’s website. For more information about HCI Group and its subsidiaries, visit www.hcigroup.com. Exzeo’s common shares trade on the New York Stock Exchange under the ticker symbol “XZO.” For more information about Exzeo, visit www.exzeo.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "estimate," "expect," "intend," "plan," "confident," "prospects" and "project" and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions, but rather are subject to various risks and uncertainties. For example, the estimation of reserves for losses and loss adjustment expenses is an inherently imprecise process involving many assumptions and considerable management judgment. Some of these risks and uncertainties are identified in the company's filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company's business, financial condition and results of operations. HCI Group, Inc. disclaims all obligations to update any forward-looking statements.

Company Contact:

Nat Otis

Investor Relations

HCI Group, Inc.

Tel (813) 405-5341

notis@hcigroup.com

Investor Relations Contact:

Matt Glover

Gateway Group, Inc.

Tel (949) 574-3860

HCI@gateway-grp.com

- Tables to follow -

HCI GROUP, INC. AND SUBSIDIARIES

Selected Financial Metrics

(Unaudited)

(In thousands, except share and per share amounts)

	Q3 2025	Q3 2024

Gross Written Premiums:
Homeowners Choice	$182,863	$165,208
TypTap Insurance Company	109,963	93,716
Condo Owners Reciprocal Exchange	6,380	11,455
Tailrow Reciprocal Exchange	15,965	-
Total Gross Written Premiums	315,171	270,379

Gross Premiums Earned:
Homeowners Choice	156,904	139,822
TypTap Insurance Company	124,613	108,266
Condo Owners Reciprocal Exchange	10,499	17,430
Tailrow Reciprocal Exchange	9,063	-
Total Gross Premiums Earned	301,079	265,518

Gross Premiums Earned Loss Ratio	22.0%	39.8%

Per Share Metrics
Diluted EPS	$4.90	$0.52

Dividends per share	$0.40	$0.40

Book value per share at the end of period	$63.41	$43.45

Shares outstanding at the end of period	12,959,362	10,479,076

HCI GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share amounts)

	September 30, 2025	December 31, 2024
	(Unaudited)
Assets
Fixed-maturity securities, available for sale, at fair value (amortized cost: $559,378 and $719,536, respectively and allowance for credit losses: $0 and $0, respectively)	$562,094	$718,537
Equity securities, at fair value (cost: $59,821 and $52,030, respectively)	64,479	56,200
Limited partnership investments	18,936	20,802
Real estate investments	104,651	79,120
Other investments	5,000	-
Total investments	755,160	874,659

Cash and cash equivalents	987,933	532,471
Restricted cash	3,739	3,714
Accrued interest and dividends receivable	7,572	6,008
Income taxes receivable	2,547	463
Deferred income tax assets, net	619	72
Premiums receivable, net (allowance: $5,052 and $5,891, respectively)	70,225	50,582
Prepaid reinsurance premiums	65,593	92,060
Reinsurance recoverable, net of allowance for credit losses:
Paid losses and loss adjustment expenses (allowance: $0 and $0, respectively)	34,442	36,062
Unpaid losses and loss adjustment expenses (allowance: $130 and $186, respectively)	295,200	522,379
Deferred policy acquisition costs	67,446	54,303
Property and equipment, net	29,400	29,544
Right-of-use-assets - operating leases	1,005	1,182
Intangible assets, net	3,290	5,206
Funds withheld for assumed business	7,496	11,690
Other assets	15,112	9,818

Total assets	$2,346,779	$2,230,213

Liabilities, Redeemable Noncontrolling Interests and Equity
Losses and loss adjustment expenses	$615,635	$845,900
Unearned premiums	641,576	584,703
Advance premiums	43,018	18,867
Reinsurance payable on paid losses and loss adjustment expenses	1,369	2,496
Ceded reinsurance premiums payable	3,760	18,313
Assumed premiums payable	613	2,176
Accrued expenses	46,811	17,677
Income taxes payable	19,061	5,451
Deferred income tax liabilities, net	6,576	2,830
Revolving credit facility	38,000	44,000
Long-term debt	32,078	185,254
Lease liabilities - operating leases	997	1,185
Other liabilities	41,716	32,320

Total liabilities	1,491,210	1,761,172

Commitments and contingencies
Redeemable noncontrolling interests	3,223	1,691

Equity:
Common stock, (no par value, 40,000,000 shares authorized, 12,959,362 and 10,767,184 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively)	—	—
Additional paid-in capital	300,703	122,289
Retained earnings	519,037	331,793
Accumulated other comprehensive income (loss)	2,036	(749)
Total stockholders' equity	821,776	453,333
Noncontrolling interests	30,570	14,017
Total equity	852,346	467,350

Total liabilities, redeemable noncontrolling interest and equity	$2,346,779	$2,230,213

HCI GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenue
Gross premiums earned	$301,079	$265,518	$904,090	$785,723
Premiums ceded	(106,088)	(109,694)	(308,245)	(254,513)
Net premiums earned	194,991	155,824	595,845	531,210

Net investment income	17,529	13,714	47,725	44,662
Net realized investment gains	618	2,846	1,940	3,058
Net unrealized investment gains	1,214	657	488	3,825
Policy fee income	1,569	1,229	5,265	3,337
Other	429	1,047	3,440	2,084
Total revenue	216,350	175,317	654,703	588,176

Expenses
Losses and loss adjustment expenses	66,153	105,736	189,901	263,982
Policy acquisition and other underwriting expenses	31,652	26,104	89,490	71,695
General and administrative personnel expenses	20,806	19,175	61,274	52,920
Interest expense	1,019	3,421	8,147	10,022
Other operating expenses	6,121	6,801	20,561	22,021
Total expenses	125,751	161,237	369,373	420,640

Income before income taxes	90,599	14,080	285,330	167,536

Income tax expense	22,711	4,688	72,933	44,089

Net income	$67,888	$9,392	$212,397	$123,447
Net income attributable to redeemable noncontrolling interests	—	—	—	(10,149)
Net income attributable to noncontrolling interests	(2,381)	(3,710)	(11,046)	(5,929)

Net income after noncontrolling interests	$65,507	$5,682	$201,351	$107,369

Basic earnings per share	$5.05	$0.54	$16.96	$10.42

Diluted earnings per share	$4.90	$0.52	$15.47	$8.59

Dividends per share	$0.40	$0.40	$1.20	$1.20

HCI GROUP, INC. AND SUBSIDIARIES

(Unaudited)

(In thousands, except per share amount)

A summary of the numerator and denominator of basic and diluted earnings per common share is presented below.

	Three Months Ended			Nine Months Ended
	September 30, 2025			September 30, 2025
	Income	Shares	Per Share	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount
Net income	$67,888			$212,397
Less: Net income attributable to noncontrolling interests	(2,381)			(11,046)
Net income attributable to HCI	65,507			201,351
Less: Income attributable to participating securities	(2,385)			(8,030)
Basic Earnings Per Share:
Income attributable to common stockholders	63,122	12,487	$5.05	193,321	11,399	$16.96

Effect of Dilutive Securities:
Stock options	—	398		—	383
Convertible senior notes	—	—		4,879	1,068
Warrants	—	7		—	7
Net impact from reallocation of undistributed earnings to participating securities	67	—		643	—

Diluted Earnings Per Share:
Income attributable to common stockholders	$63,189	12,892	$4.90	$198,843	12,857	$15.47